EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended September 30, 2009 and September 28, 2008

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2009	SEPTEMBER 28, 2008
Available loss:
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(191)	$(896)
Add: interest portion of rental expense	30	33
Deduct: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	38	166

Available loss	$(123)	$(697)

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	317	379
Weyerhaeuser Real Estate Company and other related subsidiaries	26	43

Subtotal	343	422
Less: intercompany interest	(4)	(7)

Total interest expense incurred	339	415
Amortization of debt expense	5	5
Interest portion of rental expense	30	33

Total fixed charges	$374	$453

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$497	$1,150

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended September 30, 2009 and September 28, 2008

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2009	SEPTEMBER 28, 2008
Available earnings (loss):
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(225)	$(925)
Add: interest portion of rental expense	25	26
Deduct: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	8	47
Deduct: undistributed loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	211	791

Available earnings (loss)	$19	$(61)

Fixed charges:
Interest expense incurred	317	379
Amortization of debt expense	5	5
Interest portion of rental expense	25	26

Total fixed charges	$347	$410

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$328	$471